Exhibit 21.1
List of Subsidiaries of Novelis Inc.

Name of Entity	Jurisdiction
Novelis do Brasil Ltda.	Brazil
Brecha Energetica Ltda	Brazil
4260848 Canada Inc.	Canada
4260856 Canada Inc.	Canada
8018227 Canada Inc.	Canada
Novelis Aluminum (Zhenjiang) Co., Ltd.	China
Novelis (China) Aluminum Products Co., Ltd.	China
Novelis (Shanghai) Aluminum Trading Company	China
France Aluminium Recyclage SA	France
Novelis Casthouse Germany GmbH	Germany
Novelis Deutschland Holding GmbH	Germany
Novelis Koblenz GmbH	Germany
Novelis Deutschland GmbH	Germany
Aluminium Norf GmbH	Germany
Novelis Sheet Ingot GmbH	Germany
Aleris Asia Pacific Limited	Hong Kong
Novelis Italia SpA	Italy
Novelis Aluminium Holding Unlimited Company	Ireland
Novelis de Mexico, S.A. de C.V.	Mexico
Novelis Netherlands B.V.	Netherlands
Novelis Korea Limited	South Korea
Ulsan Aluminum Ltd.	South Korea
Aleris Switzerland GmbH	Switzerland
Novelis AG	Switzerland
Novelis Switzerland SA	Switzerland
AluInfra Services SA	Switzerland
Novelis MEA Ltd.	UAE, Dubai
Novelis Europe Holdings Limited	United Kingdom
Novelis UK Ltd.	United Kingdom
Novelis Services Limited	United Kingdom
Novelis ALR Aluminum Holdings Corporation	United States, Delaware
Novelis ALR International, Inc.	United States, Delaware
Novelis ALR Rolled Products, Inc.	United States, Delaware
Novelis ALR Asset Management Corporation	United States, Delaware
Novelis ALR Aluminum-Alabama, LLC	United States, Delaware
Novelis Global Employment Organization, Inc.	United States, Delaware
Novelis Holdings Inc.	United States, Delaware
Logan Aluminum Inc.	United States, Delaware
Novelis Corporation	United States, Texas
Novelis Vietnam Company Limited	Vietnam
Novelis Ventures LLC	United States, Delaware